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                                                                   Exhibit 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
3TEC Energy Corporation:

    We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of 3TEC Energy Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated by reference in this document and to the reference to our firm under the heading "Experts" in the registration statement.

    Our report refers to a change in the method of accounting for derivative instruments and hedging activities, effective January 1, 2001.

/s/ KPMG LLP
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KPMG LLP

Houston, Texas
March 25, 2003